Exhibit 99.1
Hanmi Financial Corp. Appoints New Director
LOS ANGELES — April 23, 2009 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that William J. Stolte has been appointed to the Company’s Board of Directors and to the Board of Directors of Hanmi Bank.
“I am extremely pleased to welcome Mr. Stolte to the Board,” said Jay S. Yoo, President and Chief Executive Officer. “With a career that spans four decades in banking and the broader financial services sector, he has acquired a wealth of experience — notably in areas involving credit issues and regulatory compliance — that will be invaluable as Hanmi addresses the challenges of the current economy.”
Mr. Stolte, 62, began his career in 1968 with the U.S. Treasury Department’s Office of the Comptroller of the Currency (OCC), first in New York, then in Washington, D.C., and subsequently (from 1988 to 1992) in San Francisco, where, as Deputy Comptroller of the Western District, he was responsible for the regulatory supervision of approximately 450 national banks. Following his tenure at the OCC, Mr. Stolte served as a partner of Secura Group (since acquired by LECG), and as a director in the San Francisco office of Deloitte & Touche, LLP.
More recently, and until his retirement last December, Mr. Stolte was for eight years a Senior Executive Vice President with Union Bank of California in San Francisco, where he headed an independent group responsible for evaluating the risk management processes used to identify, monitor and control risks in the bank’s various business lines and support units. Mr. Stolte has a B.A. in economics from Saint Ambrose University in Davenport, Iowa.
About Hanmi Financial Corporation
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and two loan production offices in Virginia and Washington State. Hanmi Bank specializes in commercial, Small Business Administration (“SBA”) and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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